Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2022 RESULTS

LINCOLN, Nebraska (November 1, 2022) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the third quarter 2022.

Regarding the Company’s 2022 third quarter financial performance, Kevin Karas, Chief Financial Officer, said, “We continued to grow revenue from new and existing customers in our core offerings, including our new Human Understanding Program. Overall revenue was approximately flat compared with the 2021 quarter due to the phase out of our Canadian operations and a decline in other non-core offerings. From a margin standpoint, investments in innovation initiatives, marketing and associate retention, increased operating expenses for the quarter. In addition, for the quarter, we paid $5.9 million in dividends and $3.6 million related to share repurchases.”

Revenue for the third quarter ended September 30, 2022, was $37.7 million, compared to $37.8 million for the same quarter in 2021. Net income for the quarter ended September 30, 2022, was $8.3 million, compared to $9.7 million for the quarter ended September 30, 2021.

Diluted earnings per share decreased to $0.33 for the quarter ended September 30, 2022, from diluted earnings per share of $0.38 for the quarter ended September 30, 2021.

A live simulcast of National Research Corporation’s 2022 third quarter conference call will be available online at https://events.q4inc.com/attendee/890036554 on November 2, 2022, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, NRC Health (NASDAQ: NRC) has been committed to achieving Human Understanding and bringing healthcare organizations closer to their customers than ever before by illuminating and improving the key moments that define an experience and build trust. Guided by their uniquely empathic heritage, proprietary methods, skilled associates, and holistic approach, NRC Health helps its customers design experiences that exceed expectations, inspire loyalty, and improve well-being among patients, residents, physicians, nurses, and staff. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

NRC Announces Third Quarter 2022 Results

November 1, 2022

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Third Quarter 2022 Results

November 1, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2022	2021	2022	2021

Revenue	$37,691	$37,767	$113,424	$109,656

Operating expenses:
Direct	14,524	13,707	43,062	38,184
Selling, general and administrative	10,762	9,523	32,159	29,060
Depreciation, amortization and impairment	1,296	1,399	3,902	5,016
Total operating expenses	26,582	24,629	79,123	72,260

Operating income	11,109	13,138	34,301	37,396

Other income (expense):
Interest income	15	4	34	10
Interest expense	(288)	(413)	(923)	(1,268)
Other, net	11	(105)	(69)	(8)

Total other income (expense)	(262)	(514)	(958)	(1,266)

Income before income taxes	10,847	12,624	33,343	36,130

Provision for income taxes	2,549	2,967	8,184	8,297

Net income	$8,298	$9,657	$25,159	$27,833

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.34	$0.38	$1.01	$1.09
Diluted Earnings Per Share	$0.33	$0.38	$1.00	$1.08

Weighted average shares and share equivalents outstanding:
Basic	24,716	25,427	25,014	25,423
Diluted	24,847	25,650	25,147	25,655

NRC Announces Third Quarter 2022 Results

November 1, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$28,392	$54,361
Accounts receivable, net	15,378	13,728
Other current assets	5,335	5,618
Total current assets	49,105	73,707

Property and equipment, net	15,761	12,391
Goodwill	61,614	61,614
Other, net	8,503	9,828
Total assets	$134,983	$157,540

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,434	$4,278
Accounts payable and accrued expenses	5,765	7,393
Accrued compensation	6,023	7,139
Deferred revenue	17,373	17,213
Dividends payable	5,926	3,044
Other current liabilities	1,563	1,321
Total current liabilities	41,084	40,388

Notes payable, net of current portion and unamortized debt issuance costs	18,837	22,269
Other non-current liabilities	7,296	9,546
Total liabilities	67,217	72,203

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	-	-
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,922,181 in 2022 and 30,898,600 in 2021, outstanding 24,691,246 in 2022 and 25,361,409 in 2021	31	31
Additional paid-in capital	175,162	173,942
Retained earnings (accumulated deficit)	(28,870)	(36,112)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,608)	(2,375)
Treasury stock	(75,949)	(50,149)
Total shareholders’ equity	67,766	85,337
Total liabilities and shareholders’ equity	$134,983	$157,540